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                                                             Page 1 of 4 Pages


                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549





                                    SCHEDULE 13G

                        Under the Securities Exchange Act of 1934
                                 (Amendment No. 2)*


                                 NN BALL & ROLLER, INC.
________________________________________________________________________________
                                    (Name of Issuer)



                        COMMON STOCK, Par Value $.01 Per Share
________________________________________________________________________________
                            (Title of Class of Securities)


                                      629305103
                                    _______________
                                    (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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_____________________________                          _________________________
CUSIP No.    629305103                                       Page 2 of 4 Pages
                                         13G
________________________________________________________________________________
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RICHARD D. ENNEN
________________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /

                                                                     (b) / /
________________________________________________________________________________
 3    SEC USE ONLY

________________________________________________________________________________
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
________________________________________________________________________________

      NUMBER OF            5    SOLE VOTING POWER

       SHARES                   2, 970, 158
                        ________________________________________________________
    BENEFICIALLY           6    SHARED VOTING POWER

     OWNED BY                   0
                        ________________________________________________________
       EACH                7    SOLE DISPOSITIVE POWER

    REPORTING                   2, 970, 158
                        ________________________________________________________
     PERSON                8    SHARED DISPOSITIVE POWER

      WITH                      0
________________________________________________________________________________
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2, 970, 158
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      20.3%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      IN
________________________________________________________________________________

                         *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                               Page 3 of 4 Pages

Item 1(a)     Name of Issuer

              NN Ball & Roller, Inc.

Item 1(b)     Address of Issuer's Principal Offices

              800 Tennessee Road
              Erwin, TN  37650

Item 2(a)     Name of Person Filing

              Richard D. Ennen

Item 2(b)     Address of Principal Business Office or, if none, Residence

              800 Tennessee Road
              Erwin, TN  37650

Item 2(c)     Citizenship

              United States

Item 2(d)     Title of Class of Securities

              Common Stock, par value $.01 per share

Item 2(e)     CUSIP Number

              629305103

Item 3        This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b).

Item 4        Ownership

              (a)  Amount beneficially owned: 2,970,158

              (b)  Percent of class:  20.3%

              (c)  Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote: 2,970,158

                   (ii)  shared power to vote or to direct the vote: 0

                   (iii) sole power to dispose or to direct the disposition of:
                         2,970,158

                   (iv) shared power to dispose or to direct the disposition of: 0

Item 5        Ownership of Five Percent or Less of a Class

              NOT APPLICABLE

Item 6        Ownership of More than Five Percent on Behalf of Another Person

              NOT APPLICABLE

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

              NOT APPLICABLE

Item 8        Identification and Classification of Members of the Group

              NOT APPLICABLE

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                                                               Page 4 of 4 Pages

Item 9        Notice of Dissolution of Group

              NOT APPLICABLE

Item 10       Certification

              NOT APPLICABLE


                                      SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             February 6, 1997
                                             ----------------------------------
                                                       Date



                                             /s/ Richard D. Ennen
                                             ----------------------------------
                                                    Signature



                                             Richard D. Ennen
                                             ----------------------------------
                                                       Name